UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2012

AGR Tools, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52043	98-0480810
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Fairmont Street, Suite 501
Dallas, Texas 75219
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  214-613-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors;Appointment ofCertain Officers;

Effective October 23, 2012 Vern Wilson resigned from the Board of Directors and his positions of Chief Executive Officer, President, and Secretary. A copy of the Board Resolution giving notice of Vern Wilson’s resignation is attached hereto as Exhibit 17.1 and incorporated herein by reference. His resignation was voluntary and did not involve a disagreement with the Company on any matters relating the Company’s operations, policies or practice.

Concurrent with the resignation of the Company’s officers and board member, the outgoing Board of Directors appointed Robert J. Thompson to the Board of Directors pursuant to NRS §78.130. Mr. Thompson is the sole director and will also serve as the Chief Executive Officer, President, and Secretary of the Company. Mr. Thompson has extensive experience in the petroleum industry. For the previous Fifteen (15) years he was a design engineer and developer building gamma ray scintillation detectors for down-hole exploration of gas and oil wells. He worked with drilling companies such as Halliburton, Welex, and Schlumberger for the exploration of new wells. Mr. Thompson was previously the President and Chief Executive Officer of Calbay Controls (“CBYI”), a publicly traded company that designed and built Continuous Emission Monitors (“CEM”) for refineries in California. Mr. Thompson was also the President and Chief Executive Officer of Atlantis Holdings (“AHDG”), a sales and marketing firm for environmental products which works to reduce emissions while working very closely with refineries to qualify them for Carbon Credit Trading for the Environmental Protection Agency (“EPA”) and Air Quality Management District (“AQMD”) in California. Mr. Thompson graduated from Ohio State with a Bachelor’s degree in Engineering.

The terms of any potential compensatory plan including any salary, stock, options, or grants will be disclosed when such agreement between the Company and Mr. Thompson is reached.

Item 9.01    Financial Statements and Exhibits

17.1                      Resignation of Vern Wilson

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGR Tools, Inc.

Date: November 6, 2012	By:	/s/ Robert Thompson
Name: Robert Thompson
Title: Chief Executive Officer, President, and Secretary

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